Exhibit 99.1

PRESS RELEASE May 12, 2011	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 ir@arrowres.com

ARROWHEAD REPORTS FISCAL 2011 SECOND QUARTER FINANCIAL RESULTS

PASADENA, Calif. – May 12, 2011 – Arrowhead Research Corporation (NASDAQ: ARWR), a nanomedicine company with development programs in oncology, obesity, and regenerative medicine, today announced financial results for its fiscal 2011 second quarter ended March 31, 2011.

“Since re-emerging as a more focused nanomedicine company with the divestiture of Unidym, we have increased our operational efficiencies and the flexibility of our cost structure. At the same time, we are making steady progress across each of our businesses,” said Christopher Anzalone, Arrowhead’s Chief Executive Officer. “Data from Calando’s Phase 1 trial has validated the RONDEL® system’s ability to deliver active siRNA molecules to tumor cells and to mediate target gene knockdown. This success is vital to Calando and to the broader field of RNAi, which hinges on the development of an effective systemic delivery technology. We are taking next steps to build on this success and push our platform into the marketplace. Specifically, we are focused on adding to our data set by treating more patients, completing the Phase 1 to establish a safety profile, working toward developing a second clinical candidate, and establishing a commercial partnership to speed future development and defray costs. We have made progress on all of these fronts.

“Central to these efforts is expanding our R&D capabilities and establishing a new Calando Scientific Advisory Board of RNAi experts,” Dr. Anzalone continued. “Last month we announced RNAi industry expert and Calando co-founder John Rossi as the first appointment to this new SAB. We are delighted to benefit from his expertise and leadership, and we welcome Dr. Rossi’s guidance as an active contributor to further development of CALAA-01, and expansion of the RONDEL platform. We expect to bring new experts onto the Calando SAB shortly, and this move reflects our confidence in RONDEL and the market opportunities it enables.

“We are looking to bring Ablaris’ first anti-obesity compound into the clinic later this year, and MD Anderson is spearheading final toxicity studies to complete the pre-clinical package. In addition to the exciting implications of Ablaris’ technology and addressable market opportunity, we are also pleased that this Phase 1 will be at no additional direct cost to Arrowhead beyond our initial investment.

“We are focused on completing the Calando trial and partnering this program, as well as driving the Ablaris and Nanotope platforms forward. Current financial resources provide us with approximately 12 months of operating runway. We believe that we have a compelling set of technologies that are directed at attractive market opportunities and that we are well positioned to realize substantial value from our nanomedicine programs,” concluded Dr. Anzalone.

THIRD QUARTER FISCAL 2011 AND RECENT COMPANY HIGHLIGHTS

•	Business highlights:

¡

Began formation of Calando Scientific Advisory Board with the appointment of John J. Rossi, Ph.D. to guide future development of CALAA-01, contribute to partnering activities, initiate new clinical candidates, and expand the RONDEL™ delivery system.

¡	Increased Arrowhead’s investment in Ablaris Therapeutics to $1.3 million, secured an additional $1.6 million of outside capital, and retained 64% equity in the company.

¡	Increased investment in Calando Pharmaceuticals via debt conversion and the purchase of preferred stock.

¡

Completed sale of Unidym to Wisepower Co., Ltd., a publicly-traded, Seoul, Korea-based electronics company, for an upfront payment of $5.0 million in Wisepower stock and convertible bonds, retaining upside potential for Unidym stockholders, including Arrowhead, with up to $140 million in earn-out payments and substantially reducing Arrowhead’s burn rate.

SELECTED FINANCIAL RESULTS

In January 2011, Arrowhead completed the sale of its ownership interests in Unidym for which Arrowhead recorded a gain on disposition of $3.9 million. Operations including revenue and expenses associated with Unidym have been restated and are now classified as discontinued operations in the Company’s financial statements. The following information reflects Arrowhead’s financial results from continuing operations unless otherwise noted.

No revenue was recorded for the three months ended March 31, 2011 and 2010.

Total operating expenses for the quarter ended March 31, 2011 were $1.8 million, compared with $1.4 million for the quarter ended March 31, 2010. The increase in operating expenses was primarily due to an increase in patent expense related to foreign patent filings and attorney fees associated with Calando’s intellectual property portfolio and higher professional/outside services expense associated with consulting fees and one-time costs incurred as a result of the Ablaris financing in January.

Loss from continuing operations attributable to Arrowhead for the fiscal 2011 second quarter was $1.1 million, or $0.01 per share, compared with a loss of $1.5 million, or $0.02 per share in the comparable period in fiscal 2010.

Total net income attributable to Arrowhead for the quarter ended March 31, 2011, which includes discontinued operations and the aforementioned $3.9 million gain on disposal of discontinued operations, was $2.9 million, or $0.04 per share based on 71.8 million weighted average shares outstanding. This compares with a total net loss attributable to Arrowhead of $1.9 million, or $0.03 per share based on 62.9 million weighted average shares outstanding, for the quarter ended March 31, 2010.

CONFERENCE CALL

Management will host a conference call today, Thursday, May 12, 2011 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 877-407-4134 (toll free from the US and Canada), or 201-689-8430 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Thursday, May 19, 2011. The audio replay can be accessed by dialing 877-660-6853 (toll free from the US and Canada), or 201-612-7415 (for international callers) and entering account number 356 and passcode 371945.

ABOUT ARROWHEAD RESEARCH CORPORATION

Arrowhead Research Corporation (NASDAQ: ARWR) is a nanomedicine company developing innovative therapeutic products at the interface of biology and nanoengineering to cure disease and improve human health. Arrowhead addresses its target markets through focused subsidiaries, which include: Calando Pharmaceuticals, a leader in delivering small RNAs for gene silencing; Ablaris Therapeutics, an anti-obesity therapeutics company; and Nanotope, a regenerative medicine company. For more information please visit http://www.arrowheadresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

# # #